Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports third quarter 2017 financial results

•	Net sales of approximately $3.8 billion, up more than 3 percent versus prior year

•	Earnings per diluted share from continuing operations of $1.52 including unfavorable impact of natural disasters

•	Progress toward operating margin recovery despite persistent raw material cost inflation

•	Completed sale of remaining Glass business

•	Ended quarter with $2.3 billion of cash and short-term investments

•	Continued commitment to spend $3.5 billion on acquisitions and share repurchases in combined 2017 and 2018, with more than $700 million spent to date

PITTSBURGH, October 19, 2017 - PPG (NYSE:PPG) today reported third quarter 2017 net sales of approximately $3.8 billion, up more than 3 percent versus the prior year. Sales volumes, including the unfavorable impact of several natural disasters, grew by nearly 1 percent. Prior to the natural disasters, PPG’s quarterly volume growth was tracking ahead of the growth rate for the first six months of the year. Selling prices improved modestly year-over-year for the second consecutive quarter. Favorable foreign currency translation improved net sales by nearly 2 percent, or about $65 million.

Third quarter 2017 net income from continuing operations was $392 million, or $1.52 per diluted share, which includes an unfavorable natural disaster-related impact of approximately 5 cents. The company’s reported profit contribution margin as a percentage of sales declined 160 basis points year-over-year, and approximately 130 basis points excluding the impact of natural disasters. This compression is an improvement from the second quarter 2017 when the company’s profit contribution margin contracted by 210 basis points versus the prior year.

Third quarter 2016 reported net loss from continuing operations was $211 million, or $0.79 per share. Third quarter 2016 adjusted net income from continuing operations was $405 million, or $1.52 per share, excluding net after-tax charges totaling $616 million, or $2.31 per share, for pension settlement charges.

“While the third quarter was challenging emotionally and operationally due to the natural disasters, we achieved solid overall financial results and, more importantly, made some progress in our initial operating margin recovery efforts,” said Michael McGarry, PPG chairman and chief executive officer. “Additionally, we were tracking toward volume growth of about 1.5 percent prior to the disasters, which was an improvement versus our sales volume growth for the first half of the year.

“We have achieved some operating margin recovery, despite continuing raw material cost inflation driven by a variety of supply-related factors, some of which are transitory,” McGarry said. “We have continued to aggressively manage our costs, and have secured initial selling price increases with only a portion of these increases realized during the quarter. Also, while we still have more work to do to improve our overall organic growth rate, we are continuing to make measurable headway in several areas, including our Industrial Coatings segment which grew sales volumes by more than 3 percent year-over-year and in our U.S. architectural coatings company-owned stores where same store sales growth was trending above 6 percent prior to the hurricanes.

“During the quarter, we made progress on our strategic initiatives including the sale of our remaining Glass business, marking a transformational milestone for the company. Also, we remain committed to earnings-accretive cash deployment and have spent more than $700 million to date toward our $3.5 billion target, with the remaining $2.8 billion to be deployed by the end of 2018,” McGarry continued.

“Looking ahead to the fourth quarter, we expect moderate global economic growth to continue. Given the after-effects from the natural disasters, we no longer expect any notable decline in the level of raw material cost inflation for the remainder of this year. We are continuing to work with our customers to address the inflationary environment and expect to realize additional selling price increases. Lastly, we continue to execute on our restructuring program and remain on track to deliver full-year savings of more than $45 million as we continue to manage all aspects toward margin recovery,” McGarry commented.

The company announced today that it expects the recent natural disasters will unfavorably affect fourth quarter diluted earnings-per-share by up to $0.05.

As of Sept. 30, 2017, cash and short-term investments totaled $2.3 billion. Year-to-date, PPG has completed business acquisitions totaling more than $300 million, including The Crown Group which was finalized on Oct. 2, and more than $400 million of share repurchases.

Third Quarter 2017 Reportable Segment Financial Results

•
Performance Coatings segment third quarter net sales were approximately $2.3 billion, up $67 million, or 3 percent, versus the prior year. Net sales benefited from higher selling prices across all businesses and regions, and acquisition-related sales of approximately $25 million. Sales volumes declined by about 1 percent year-over-year, primarily due to the natural disasters unfavorably impacting the architectural and protective coatings businesses in the U.S. and Mexico by approximately $25 million. Favorable foreign currency translation increased net sales by more than $45 million, or 2 percent.

Organic sales improved modestly year-over-year in automotive refinish coatings driven by growth in developed regions. Aerospace coatings sales volumes grew slightly over the prior year period aided by higher European demand. Protective and marine coatings sales volumes were flat year-over-year, but improved sequentially versus prior quarters, despite lower U.S. protective coatings sales volumes stemming from the hurricanes. Architectural coatings - EMEA sales volumes declined by a mid-single-digit percentage as we turned away business due to either low profitability or lack of customer acceptance of selling price increases, and demand in certain countries remains sluggish. Architectural coatings - Americas and Asia Pacific sales volumes were flat year-over-year with differences by channel and region. U.S. and Canada company-owned architectural stores grew sales volumes by a mid-single-digit percentage year-over year including the unfavorable impact from the hurricanes. This increase in sales was more than offset by lower sales volumes in national retail (DIY) accounts and independent dealer networks as both of these distribution channels continue to experience soft demand. Latin American architectural coatings sales volume growth was slightly up year-over-year despite the impacts from the natural disasters, while modest organic architectural coatings sales growth continued in Asia-Pacific.

Segment income for the third quarter was $365 million, down $3 million, or about 1 percent, year-over-year, including favorable foreign currency translation of $7 million primarily due to the euro and Mexican peso. Segment income was negatively impacted by continuing, significant raw material cost inflation and lower sales volumes related to the natural disasters partly offset by selling price increases and aggressive overhead and manufacturing cost reduction efforts, including benefits from business restructuring actions.

•
Industrial Coatings segment third quarter net sales were about $1.5 billion, up $49 million, or more than 3 percent, versus the prior-year period. Sales volumes increased by more than 3 percent and favorable foreign currency translation added $20 million, or about 1 percent, versus the prior year. Selling prices were modestly lower year-over-year, but improved sequentially versus the second quarter. The natural disasters had minimal impact on segment sales, but did result in higher raw material and transitory logistics costs.

Automotive original equipment manufacturer (OEM) coatings sales volumes increased by a low-single-digit percentage year-over-year, matching global auto industry production rates. Aggregate industrial coatings and specialty coatings and materials sales volumes increased by a mid-single-digit percentage versus the prior year and outpaced regional industrial production growth rates for the seventh consecutive quarter, as higher volumes were achieved in each major region and in many end-use markets. Packaging coatings sales volumes increased a mid-single-digit percentage year-over-year and were above industry growth rates in most regions, led by customer adoption of new PPG technologies.

Segment income for the third quarter was $223 million, down $26 million, or 10 percent, year-over-year. Segment income benefited from the impact of higher sales volumes and strong cost management, including the benefits from business restructuring actions. These improvements were more than offset by increases in raw material costs, higher logistics costs and lower selling prices. Favorable foreign currency translation increased segment income by $3 million.

Figures for all periods present PPG’s former Glass segment as discontinued operations.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.3 billion in 2016. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Oct. 19. The company will hold a conference call to review its third quarter 2017 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10112624. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Oct. 19, beginning at approximately 4:30 p.m. ET, through Nov. 2 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10112624. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Oct. 19, 2017, through Oct. 18, 2018.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include ongoing impacts of the natural disasters described herein and their length and severity, any currently unanticipated future impacts from the natural disasters, global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including asbestos litigation. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG Industries’ 2016 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG Industries’ consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of October 19, 2017, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2017		Third Quarter 2016
	$	EPS	$	EPS
Reported net income from continuing operations	$392	$1.52	$(211)	$(0.79)
Pension settlement charges	—	—	616	2.31
Adjusted net income from continuing operations, excluding non-recurring items	$392	$1.52	$405	$1.52

	Third Quarter 2017			Third Quarter 2016
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	(Loss) Income Before Income Taxes	Tax (Benefit) Expense	Effective Tax Rate
Effective tax rate, continuing operations	$521	$123	23.6%	$(426)	$(220)	51.6%
Pension settlement charges	—	—	—%	968	352	36.4%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$521	$123	23.6%	$542	$132	24.4%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Net sales	$3,776	$3,660	$11,068	$10,853
Cost of sales, exclusive of depreciation and amortization	2,100	1,978	6,087	5,783
Selling, general and administrative	905	893	2,658	2,720
Research and development - net	114	115	337	344
Depreciation	85	82	245	240
Amortization	32	31	95	91
Interest expense	27	34	78	96
Interest income	(5)	(6)	(13)	(20)
Asbestos settlement - net	—	—	—	5
Pension settlement charge	—	968	22	968
Other income - net (Note A)	(3)	(9)	(73)	(22)
Income/(Loss) from continuing operations before income taxes	$521	$(426)	$1,632	$648
Income tax expense/(benefit)	123	(220)	392	174
Income/(Loss) from continuing operations, net of income taxes	$398	$(206)	$1,240	$474
Income from discontinued operations, net of income taxes	217	27	220	77
Net income/(loss) attributable to the controlling and noncontrolling interests	$615	$(179)	$1,460	$551
Less: Net income attributable to noncontrolling interests	(6)	(5)	(16)	(18)
Net income/(loss) (attributable to PPG)	$609	$(184)	$1,444	$533

Amounts attributable to PPG:
Income/(Loss) from continuing operations, net of income tax	$392	$(211)	$1,224	$456
Income from discontinued operations, net of income tax	217	27	220	77
Net income/(loss) (attributable to PPG)	$609	$(184)	$1,444	$533

Earnings per common share (attributable to PPG)
Income/(Loss) from continuing operations, net of income tax	$1.53	$(0.79)	$4.76	$1.71
Income from discontinued operations, net of income tax	0.85	0.10	0.86	0.29
Net income/(loss) (attributable to PPG)	$2.38	$(0.69)	$5.62	$2.00

Earnings per common share (attributable to PPG) - assuming dilution
Income/(Loss) from continuing operations, net of income tax	$1.52	$(0.79)	$4.73	$1.69
Income from discontinued operations, net of income tax	0.84	0.10	0.85	0.29
Net income/(loss) (attributable to PPG)	$2.36	$(0.69)	$5.58	$1.98

Average shares outstanding	256.4	266.3	257.0	267.0

Average shares outstanding - assuming dilution	258.2	266.3	258.8	268.8

Note A:
Other income during the nine months ended September 30, 2017 includes a pre-tax gain of $25 million on the sale of the Mexican Plaka business and income of $18 million from a legal settlement.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
($ in millions)

The condensed consolidated statements of operations include the impact of items that management does not include when evaluating the performance of the business on a quarterly basis. Income tax expense on pre-tax income from continuing operations includes tax benefit/(expense) related to the following:

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Transaction-related costs	$—	$—	$3	$3
Pension settlement charges	—	352	8	352
Gain from the sale of the Plaka business	—	—	(1)	—
Gain from the sale of an equity affiliate	—	—	—	(7)
Income from a legal settlement	—	—	(7)	—
Asset write-down	—	—	—	3
Net tax effect of asbestos settlement funding	—	—	—	(128)
Total	$—	$352	$3	$223

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2017	2016 (a)	2016 (a)
Current assets:
Cash and cash equivalents	$2,287	$1,820	$929
Short-term investments	41	43	46
Receivables - net	3,155	2,654	2,920
Inventories	1,805	1,514	1,651
Assets held for sale	—	223	772
Other	350	320	360
Total current assets	$7,638	$6,574	$6,678

Current liabilities:
Short-term debt and current portion of long-term debt	$616	$629	$652
Accounts payable and accrued liabilities	3,895	3,460	3,518
Restructuring reserves	107	100	38
Liabilities held for sale	—	64	239
Total current liabilities	$4,618	$4,253	$4,447

Long-term debt	$4,089	$3,787	$3,752

(a) Assets and liabilities of PPG's former Glass segment are classified as held for sale as of December 31, 2016 and September 30, 2016. The European fiber glass and flat glass businesses were sold on October 1, 2016. The North American fiber glass business was sold on September 1, 2017.

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2017	2016 (b)	2016 (b)
Operating Working Capital (a)
Amount	$2,414	$2,001	$2,410
As a percent of quarter sales, annualized	16.0%	14.6%	16.5%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.
(b) Assets and Liabilities held for sale have been excluded for these periods.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Net sales
Performance Coatings	$2,290	$2,223	$6,608	$6,600
Industrial Coatings	1,486	1,437	4,460	4,253
Total	$3,776	$3,660	$11,068	$10,853

Segment income
Performance Coatings	$365	$368	$1,063	$1,075
Industrial Coatings	223	249	760	806
Total	$588	$617	$1,823	$1,881

Items not allocated to segments
Corporate	(45)	(43)	(135)	(166)
Interest expense, net of interest income	(22)	(28)	(65)	(76)
Legacy (Note A)	—	(4)	(3)	(25)
Pension settlement charge	—	(968)	(22)	(968)
Gain from the sale of the Plaka business	—	—	25	—
Transaction-related costs	—	—	(9)	(8)
Gain from the sale of an equity affiliate	—	—	—	20
Income from a legal settlement	—	—	18	—
Asset write-down	—	—	—	(10)
Income before income taxes	$521	$(426)	$1,632	$648

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain other charges which are not associated with PPG's current business portfolio, including the impact of the asbestos settlement. Until April 2016, legacy items also include equity earnings from PPG’s minority investment in Pittsburgh Glass Works, LLC.

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